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                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

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
      Filed by the Registrant /X/

      Filed by a Party other than the Registrant / /

      Check the appropriate box:
      / /        Preliminary Proxy Statement
      / /        CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED
                 BY RULE 14a-6(e)(2))
      /X/        Definitive Proxy Statement
      / /        Definitive Additional Materials
      / /        Soliciting Material Pursuant to Section240.14a-12

                           HARRAH'S ENTERTAINMENT, INC.
      -----------------------------------------------------------------------
                 (Name of Registrant as Specified In Its Charter)

      -----------------------------------------------------------------------
           (Name of Person(s) Filing Proxy Statement, if other than the
                                    Registrant)
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Payment of Filing Fee (Check the appropriate box):

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
/X/        No fee required.
/ /        Fee computed on table below per Exchange Act Rules 14a-6(i)(4)
           and 0-11.
           (1)  Title of each class of securities to which transaction applies:
                ----------------------------------------------------------
           (2)  Aggregate number of securities to which transaction
                applies:
                ----------------------------------------------------------
           (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
                ----------------------------------------------------------
           (4)  Proposed maximum aggregate value of transaction:
                ----------------------------------------------------------
           (5)  Total fee paid:
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/ /        Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

           (1)  Amount Previously Paid:
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           (3)  Filing Party:
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           (4)  Date Filed:
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                                                    Harrah's
                                                    Entertainment, Inc.
                                                    One Harrah's Court
                                                    Las Vegas, Nevada 89119 USA

                                                    The Premier Name in Casino
                                             Entertainment-Registered Trademark-

[LOGO]

                                                   March 8, 2002

Dear Fellow Stockholders:

    We cordially invite you to attend our 2002 Annual Meeting of Stockholders, which will be held on Thursday, May 2, 2002, at 11:00 a.m. in the Masquerade Showroom, Rio All-Suite Hotel & Casino, 3700 West Flamingo Road, Las Vegas, Nevada.

    At the meeting, we will elect two directors and ratify the appointment of Arthur Andersen LLP as our independent public accountants for 2002.

    Whether or not you expect to attend the meeting, please promptly complete, sign, date and return the enclosed proxy card, or grant your proxy electronically over the Internet or by telephone, so that your shares will be represented at the meeting. If you do attend, you may vote in person even if you have sent in your proxy card or voted electronically or by telephone.

    We look forward to seeing you at the meeting.

                                          Sincerely,

                                          /s/ Philip G. Satre
                                          Philip G. Satre
                                          CHAIRMAN OF THE BOARD AND
                                            CHIEF EXECUTIVE OFFICER
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                               TABLE OF CONTENTS

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                                                                PAGE
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Notice of Meeting...........................................

Proxy Statement.............................................      1

  Introduction..............................................      1

Questions and Answers.......................................      2

Board of Directors..........................................      5
  General Information--Election of Directors................      5
  Nominees--Class III, Term Expires 2005....................      5
  Directors--Class I, Term Expires 2003.....................      6
  Directors--Class II, Term Expires 2004....................      7
  Directors--Class III, Term Expires 2002...................      9
  The Board of Directors and Committees of the Board........      9
  Compensation of Directors.................................     10
  Ownership of Harrah's Entertainment Securities............     12

Ratification of Appointment of Independent Public                13
  Accountants...............................................

Report of the Audit Committee...............................     14

Executive Officer Compensation..............................     15
  Summary Compensation Table................................     16
  Option Grants in the Last Fiscal Year.....................     19
  Aggregated Option Exercises in 2001; December 31, 2001         19
    Option Values...........................................
  Certain Employment Arrangements...........................     20
  Report of the Human Resources Committee on Executive           25
    Compensation............................................

Performance of Harrah's Entertainment Common Stock and           30
  Dividends.................................................

Certain Relationships and Related Transactions..............     31

Section 16(a) Beneficial Ownership Reporting Compliance.....     31

Other Information...........................................     32
  Certain Stockholders......................................     32
  Cost of Solicitation......................................     32
  Stockholder Proposals for 2003 Annual Meeting.............     32

Annex A--Audit Committee Charter............................    A-1
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                          HARRAH'S ENTERTAINMENT, INC.
                               NOTICE OF MEETING

    The 2002 Annual Meeting of Stockholders of Harrah's Entertainment, Inc. will be held in the Masquerade Showroom, Rio All-Suite Hotel & Casino, 3700 West Flamingo Road, Las Vegas, Nevada on Thursday, May 2, 2002, at 11:00 a.m. for the following purposes:

    1.  to elect two Class III directors to three-year terms;

    2. to ratify the appointment of Arthur Andersen LLP as the Company's independent public accountants for the 2002 calendar year; and

    3. to transact any other business that properly comes before the meeting or any adjournments or postponements of the meeting.

    Stockholders of record owning Company shares at the close of business on March 4, 2002, are entitled to vote at the meeting. A complete list of these stockholders will be available for ten days prior to the meeting at the Company's executive offices at One Harrah's Court, Las Vegas, Nevada 89119.

    YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE PROPOSALS.

                                          [LOGO]

                                          Brad L. Kerby
                                          CORPORATE SECRETARY

March 8, 2002

    PLEASE COMPLETE THE ACCOMPANYING PROXY AND RETURN IT IN THE ENCLOSED
ADDRESSED ENVELOPE, OR GRANT YOUR PROXY ELECTRONICALLY VIA THE INTERNET OR BY
TELEPHONE.

                                PROXY STATEMENT

INTRODUCTION

    Our Board of Directors is soliciting proxies for the 2002 Annual Meeting of Stockholders. This Proxy Statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting.
PLEASE READ IT CAREFULLY.

    In this Proxy Statement:

    - "we" and "the Company" mean Harrah's Entertainment, Inc. Our executive offices are located at One Harrah's Court, Las Vegas, Nevada 89119;

    - "Annual Meeting" means the 2002 Annual Meeting of Stockholders to be held on May 2, 2002, at 11:00 a.m. in the Masquerade Showroom, Rio All-Suite
      Hotel & Casino, 3700 West Flamingo Road, Las Vegas, Nevada, and any adjournment or postponement thereof;

    A copy of our 2001 Annual Report to Stockholders, this Proxy Statement and accompanying proxy card are being mailed to our stockholders beginning on or about March 13, 2002.

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                             QUESTIONS AND ANSWERS

    WHAT IS THE PURPOSE OF THE ANNUAL MEETING? At the annual meeting, stockholders will be asked to vote on the following proposals:

    1.  To elect two Class III directors for three-year terms; and

    2. To ratify the appointment of Arthur Andersen LLP as our independent public accountants for the 2002 calendar year.

    The stockholders also will transact any other business that properly comes before the meeting.

    WHO IS ENTITLED TO VOTE? The record date for the meeting is March 4, 2002.
Only stockholders of record at the close of business on that date are entitled to vote at and attend the Annual Meeting. The only class of stock that can be voted at the meeting is our common stock. Each outstanding share of common stock is entitled to one vote on all matters that come before the meeting. At the close of business on the record date there were 114,090,336 shares of common stock outstanding. You may also have another person attending the meeting represent you by signing a proxy designating that person to act on your behalf.

    WHAT IF MY SHARES ARE HELD IN "STREET NAME" BY A BROKER? If you are the beneficial owner of shares held in "street name" by a broker, your broker, as the record holder of the shares, must vote those shares in accordance with your instructions. If you do not give instructions to your broker, your broker can vote your shares with respect to "discretionary" items, but not with respect to "non-discretionary" items. On non-discretionary items, for which you do not give instructions, the shares will be treated as "broker non-votes." A discretionary item is a proposal that is considered routine under the rules of the New York
Stock Exchange. Shares held in street name may be voted by your broker on discretionary items in the absence of voting instructions given by you. The proposals to be presented at the 2002 meeting are considered routine and therefore may be voted upon by your broker if you do not give instructions for the shares held by your broker.

    WHAT IF I HOLD SHARES IN THE COMPANY STOCK FUND OF THE SAVINGS AND
RETIREMENT PLAN? If you are a participant in the Company Stock Fund of the Savings and Retirement Plan, you have the right to vote the shares in your account in each plan. To do this you must sign and timely return the proxy card you received with this Proxy Statement, or grant your proxy electronically or over the Internet by following the instructions on the proxy card. Your proxy card or telephone or Internet instructions will be considered your confidential voting instructions, and the plan trustee will direct your vote in the manner you indicate on the proxy card or in your telephone or Internet instructions. In order to do this, the plan trustee will receive overall vote tallies from our proxy tabulator, The Bank of New York, for all participants in each plan. The overall vote tallies will not show how individual participants voted. The trustee will then register the vote tallies with the Inspector of Election at the Annual Meeting. If a plan participant's voting instruction is not received by The Bank of New York before the meeting, or if the proxy is revoked by the participant before the meeting, the shares held by that participant will be considered unvoted. All unvoted shares in the plan will be voted at the Annual
Meeting by the investment committee under the plan or a delegated member of such committee.

    HOW MANY SHARES MUST BE PRESENT TO HOLD THE MEETING? The holders of a majority of the shares of our common stock outstanding on the record date, in person or by a valid proxy, must be present at the meeting for any business to be conducted. Proxies received but marked as

                                       2
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abstentions or broker non-votes will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum.

    WHAT IF A QUORUM IS NOT PRESENT AT THE MEETING? If a quorum is not present at the scheduled time of the Annual Meeting, we may adjourn the Annual Meeting, either with or without a vote of the stockholders. If we propose to have the stockholders vote whether to adjourn the meeting, the people named in the enclosed proxy will vote all shares of our common stock for which they have voting authority in favor of the adjournment. We also may adjourn the meeting if for any reason we believe that additional time should be allowed for the solicitation of proxies. An adjournment will have no effect on the business that may be conducted at the Annual Meeting.

    HOW DO I VOTE?

1. YOU MAY VOTE BY MAIL. If you properly complete and sign the enclosed proxy card and return it in the enclosed envelope, it will be voted in accordance with your instructions. The enclosed envelope requires no additional postage if mailed either in the United States or Canada.

2. YOU MAY VOTE BY TELEPHONE. If you are a registered stockholder (if you hold your common stock in your own name), you may submit your voting instructions by telephone by following the instructions printed on the proxy card. If you submit your voting instructions by telephone, you do not have to mail in your proxy card.

3. YOU MAY VOTE ON THE INTERNET. If you are a registered stockholder (if you hold your common stock in your own name), you may vote on the Internet by following the instructions printed on the proxy card. If you vote on the Internet, you do not have to mail in your proxy card.

    If you are a registered stockholder and attend the Annual Meeting, you may deliver your completed proxy card in person or vote in person by ballot at the meeting. If your shares are held in "street name" and you wish to vote at the Annual Meeting, you will need to obtain a proxy form from the institution that holds your shares.

    CAN I VOTE BY TELEPHONE OR ON THE INTERNET IF I AM NOT A REGISTERED
STOCKHOLDER? If your shares are held in "street name" by a broker or other nominee, you should check the voting form used by that firm to determine whether you will be able to submit your proxy by telephone or on the Internet.
Participants in the Company Stock Fund of the Savings and Retirement Plan can submit their proxy by telephone or on the Internet.

    CAN I CHANGE MY VOTE AFTER I SUBMIT MY PROXY? Yes, you may revoke your proxy at any time before it is voted at the Annual Meeting by:

    - signing and returning another proxy card with a later date;

    - submitting another proxy by telephone or on the Internet (your latest telephone or Internet voting instructions are followed); or

    - giving written notice of revocation to the Company's Secretary prior to or at the Annual Meeting.

Your attendance at the meeting will not have the effect of revoking your proxy unless you give written notice of revocation to the Corporate Secretary of the Company before the polls are closed. Any written notice revoking a proxy should be sent to our Corporate Secretary at One Harrah's Court, Las Vegas, Nevada
89119 and must be received before the polls are closed.

                                       3
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    WHO WILL COUNT THE VOTES? The votes will be tabulated and certified by our transfer agent, The Bank of New York. A representative of The Bank of New York will serve as the inspector of election.

    HOW DOES THE BOARD OF DIRECTORS RECOMMEND I VOTE ON THE PROPOSALS? Your
Board recommends that you vote:

    - FOR election of the two nominees to the Board of Directors; and

    - FOR ratification of the appointment of Arthur Andersen LLP as the Company's independent public accountants for 2002.

    WHAT IF I DO NOT SPECIFY HOW MY SHARES ARE TO BE VOTED? If you send in a signed proxy but do not give any voting instructions, your shares will be voted
FOR all proposals listed on the proxy card.

    WILL ANY OTHER BUSINESS BE CONDUCTED AT THE MEETING? Our Board of Directors does not know of any other business that will be presented at the meeting. If any other proposal properly comes up for a vote at the meeting, however, the proxy holders will vote your shares in accordance with their best judgment.

    WHAT ARE MY VOTING OPTIONS ON EACH PROPOSAL? You have three choices on each of the matters to be voted upon at the Annual Meeting. On the election of directors, by checking the appropriate box on your proxy card, you may:
(a) vote for all of the director nominees as a group; (b) withhold authority to vote for all director nominees as a group; or (c) vote for all director nominees as a group except those nominees you identify on the appropriate line. On the appointment of auditors, by checking the appropriate box, you may: (a) vote
"For" the proposal; (b) vote "Against" the proposal; or (c) "Abstain" from voting on the proposal.

    HOW MANY VOTES ARE REQUIRED TO APPROVE THE PROPOSALS? Pursuant to our bylaws, an affirmative vote of a majority of shares of Stock represented and entitled to vote at the meeting, excluding abstentions, is required to approve the proposals before the Annual Meeting.

    HOW WILL ABSTENTIONS BE TREATED? If you abstain from voting on one or more proposals, we will still include your shares for purposes of determining whether a quorum is present. Pursuant to our bylaws, the affirmative vote of a majority of the shares present at the meeting, excluding abstentions, is required for approval of the remaining proposals, so we will not treat abstentions as votes for or against a proposal.

    WHAT HAPPENS IF A NOMINEE FOR DIRECTOR IS UNABLE TO STAND FOR ELECTION? If a nominee is unable to stand for election, our Board of Directors may either reduce the number of directors to be elected or select a substitute nominee. If a substitute nominee is selected, the proxy holders will vote your shares for the substitute nominee, unless you have withheld authority.

                                       4
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                               BOARD OF DIRECTORS

GENERAL INFORMATION--ELECTION OF DIRECTORS

    Our Certificate of Incorporation provides for a Board of Directors of not less than three nor more than seventeen directors and authorizes the Board periodically to set the number of directors within that range by a majority vote. The number of directors currently set by the Board is twelve.

    Our Certificate of Incorporation also divides our Board of Directors into three classes with staggered terms. Each class of directors is elected for a term of three years. Two Class III directors are to be elected at the 2002
Annual Meeting for a three-year term ending in 2005.

    Our Board has nominated the following individuals for election to Class III positions with their term in office expiring in 2005: Barbara T. Alexander, subject to gaming regulatory approval, and Robert G. Miller.

    OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR EACH OF THESE
NOMINEES.

    In the event that either of these nominees becomes unable or decides not to serve as a director at the time of the Annual Meeting, our Board will either reduce the number of directors to be elected or select a substitute nominee, and the proxy will be voted for the substitute. We presently have no reason to believe that the nominees listed above will be unable or will decide not to serve if elected, and each nominee has informed us that he or she consents to serve and will serve if elected.

                     NOMINEES: CLASS III, TERM EXPIRES 2005

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                                BARBARA T. ALEXANDER
  [ALEXANDER PHOTO]             Ms. Alexander, 53, has been Senior Advisor for UBS Warburg, an investment banking firm, since October 1999. She was a
                                Managing Director of Dillon Read & Co, Inc., an investment banking firm, and successor companies from January 1992
                                until October 1999. She is also a director of Centex
                                Corporation, a building and related services company, CRH
                                plc, a building and construction industry supplier, and
                                Homestore.com Inc., a supplier of online media and
                                technology to the real estate industry. Ms. Alexander has
                                been a director of the Company since February 2002 when she was appointed by the Board to fill a vacancy in Class III, subject to gaiming regulatory approval. She is a member of the Audit Committee of the Board.
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                                ROBERT G. MILLER
  [MILLER PHOTO]                Mr. Miller, 57, is Chairman of the Board and Chief Executive
                                Officer of Rite-Aid, Inc., a retail pharmacy chain, a
                                position he has held since December 1999. He was Vice
                                Chairman and Chief Operating Officer of The Kroger Co., a
                                grocery supermarket company, from May 1999 until
                                December 1999, Vice Chairman of the Board and Chief
                                Executive Officer of Fred Meyer, Inc. a grocery supermarket company, from July 1998 to May 1999, and Chairman of the
                                Board and Chief Executive Officer of Fred Meyer, Inc. from
                                1991 to July 1998. He is also a director of Advance P.C.S., a healthcare company, and Pathmark Stores, a supermarket
                                chain. He has been a director of the Company since
                                May 1999, when he was appointed by the Board to fill a
                                vacancy in Class III, and is the Chairman of the Human
                                Resources Committee of the Board.

                           DIRECTORS: CLASS I, TERM EXPIRES 2003

                                JOE M. HENSON
  [HENSON PHOTO]                Mr. Henson, 68, a private investor, was a director and
                                Chairman of the Board of LEGENT Corporation, a computer
                                systems software and services company, from October 1989
                                until February 1995 and was a director of that company and
                                Chairman of its Executive Committee from January 1995 to
                                May 1995. He was Chief Executive Officer of LEGENT
                                Corporation from October 1989 to April 1992. He has been a director of the Company since April 1991. He is a member of the Audit Committee of the Board.

                                R. BRAD MARTIN
  [MARTIN PHOTO]                Mr. Martin, 50, has been Chairman of the Board and Chief
                                Executive Officer of Saks Incorporated (formerly
                                Proffitt's, Inc.), a retail department store company, since
                                1989. He is also a director of First Tennessee National
                                Corporation, a banking corporation. Mr. Martin has been a
                                director of the Company since July 1996. He is a member of the Executive and Human Resources Committees of the Board.

                                       6
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                                GARY G. MICHAEL
  [MICHAEL PHOTO]               Mr. Michael, 61, a private investor, was Chairman of the
                                Board of and Chief Executive Officer of Albertsons, Inc., a
                                grocery supermarket company, from February 1991 to
                                April 2001. He is also a director of Questar, Inc., an
                                energy development company, Boise Cascade Corporation, a
                                forest products company, IDACORP, Inc., an energy company, and The Clorox Company, a household products manufacturing company. Mr. Michael has been a director of the Company
                                since November 2001 when he was appointed by the Board to
                                fill a vacancy in Class I. He is a member of the Audit
                                Committee of the Board.

                                EDDIE N. WILLIAMS
  [WILLIAMS PHOTO]              Mr. Williams, 69, has been President and Chief Executive
                                Officer of the Joint Center for Political and Economic
                                Studies in Washington, D.C., a nonprofit public policy
                                research institution, since 1972. He is also a director of
                                Riggs National Corporation, a bank holding company, and of
                                JCC Holding Company, a casino entertainment company.
                                Mr. Williams has been a director of the Company since
                                October 1992. He is a member of the Human Resources
                                Committee of the Board.

                           DIRECTORS: CLASS II, TERM EXPIRES 2004

                                RALPH HORN
  [HORN PHOTO]                  Mr. Horn, 61, has been Chairman of the Board of First
                                Tennessee National Corporation, a banking corporation, since
                                January 1996 and Chief Executive Officer since April 1994.
                                He has been a director of that company and its President
                                since July 1991 and was its Chief Operating Officer from
                                1991 to 1994. He has been a director of the Company since
                                July 1995. He is also a director of Gaylord Entertainment
                                Company, a hospitality and entertainment company, and
                                Mid-America Apartment Communities, Inc., an umbrella
                                partnership real estate investment trust. He is the Chairman of the Audit Committee and a member of the Executive
                                Committee of the Board.

                                       7
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                                GARY W. LOVEMAN
  [LOVEMAN PHOTO]               Mr. Loveman, 41, has been a director of the Company since
                                February 2000. He has been the Company's President since
                                April 2001 and Chief Operating Officer since May 1998. He
                                was a member of the three-executive Office of the President from May 1999 to April 2001 and was Executive Vice President from May 1998 to May 1999. Mr. Loveman was Associate
                                Professor of Business Administration, Harvard University
                                Graduate School of Business Administration from 1994 to
                                1998, where his responsibilities included teaching MBA and executive education students, research and publishing in the field of service management, and consulting and advising
                                large service companies. He is also a director of
                                Coach, Inc., a designer and marketer of high quality
                                handbags and women's and men's accessories, and
                                Ventas, Inc., a healthcare real estate investment trust. He is a member of the Executive Committee of the Board.

                                PHILIP G. SATRE
  [SATRE PHOTO]                 Mr. Satre, 52, has been Chairman of the Board of the Company since January 1997 and Chief Executive Officer since
                                April 1994. He was a member of the three-executive Office of the President from May 1999 to April 2001, and was President from April 1991 to May 1999. He was President of the
                                Company's Gaming Group from 1984 to August 1995. He has been a director of the Company since February 1990. He is also a director of JCC Holding Company, a casino entertainment
                                company, JDN Realty Corporation, a real estate development and asset management company, and TABCORP Holdings Limited, an Australia public company in the leisure and entertainment business. He is the Chairman of the Executive Committee of the Board.

                                BOAKE A. SELLS
  [SELLS PHOTO]                 Mr. Sells, 64, a private investor, was Chairman of the Board and Chief Executive Officer of Revco D.S., Inc., a retail
                                pharmacy chain, from September 1987 to October 1992 and was
                                President of that company from April 1988 to June 1992. He is also a director of NCS Healthcare, a provider of pharmacy and related services. He has been a director of the Company since February 1990. He is a member of the Executive and
                                Human Resources Committees of the Board.

                                       8
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                          DIRECTORS: CLASS III, TERM EXPIRES 2002

                                JAMES B. FARLEY
  [FARLEY PHOTO]                Mr. Farley, 71, is a director of The MONY Group (formerly
                                Mutual Of New York), a financial services company, a
                                position he has held since October 1988. He was Chairman of the Board of Mutual Of New York from April 1989 to
                                July 1993, and was Chief Executive Officer of that company from April 1989 to January 1993. Mr. Farley is also a
                                director of Ashland, Inc. Mr. Farley has been a director of the Company since February 1990. He is a member of the
                                Executive and Audit Committees of the Board. Mr. Farley is
                                retiring from the Board in accordance with the Board's
                                policy on retirement and, therefore, is not standing for
                                re-election at the 2002 Annual Meeting of Stockholders

                                WALTER J. SALMON
  [SALMON PHOTO]                Mr. Salmon, 71, is Professor of Retailing, Emeritus, at
                                Harvard University. He was the Stanley Roth, Sr. Professor
                                of Retailing, Harvard University from 1980 to June 1997.
                                Mr. Salmon is also a director of Luby's Cafeterias, Inc., a restaurant company, The Neiman Marcus Group, a retail
                                department store company, Cole National Corporation, a
                                vision care and personalized gift company, PetsMart, Inc., a retail pet supply company, Party City Corp, a retail party goods company, and Stage Stores, Inc., a retail department store chain. He has been a director of the Company since
                                February 1990. He is a member of the Audit Committee of the
                                Board. Mr. Salmon is retiring from the Board in accordance with the Board's policy on retirement and, therefore, is not standing for re-election at the 2002 Annual Meeting of
                                Stockholders.

THE BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

    Our Board of Directors met six times during 2001. During the year, overall attendance by incumbent directors averaged 95% at Board meetings and 86.3% at Committee meetings.

    Our Board has three standing committees: (i) Executive, (ii) Audit, and
(iii) Human Resources.

    The Executive Committee, comprised of six members, has the delegated authority to act on behalf of the Board, subject to certain limitations, during the intervals between Board meetings. The Executive Committee reports any action taken to the Board at its next meeting. Without specific delegated authority, the Executive Committee may not declare dividends except current quarterly dividends not in excess of those last declared by the Board of Directors and may not increase or decrease the number of directors or appoint new directors. Any action taken by the Executive Committee to approve a transaction in excess of $75 million may be revised or rescinded by the Board at its next meeting unless the transaction is part of an overall plan previously approved by the Board. The Executive Committee did not meet during 2001.

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    The Audit Committee is comprised of six members, all of whom are independent as that term is defined by the listing requirements of the New York Stock Exchange. The responsibilities of the Audit Committee are outlined in a written charter, which is included as Annex 1 to this Proxy Statement. The Audit Committee's responsibilities include:

    (1) recommending to the Board the independent public accountants appointed each year for the Company and its subsidiaries;

    (2) meeting with the independent public accountants concerning their audit, their evaluation of the Company's financial statements, accounting developments that may affect the Company, and their nonaudit services;

    (3) meeting with management and internal auditors concerning similar matters;

    (4) reviewing the Company's compliance policies and performance; and

    (5) making recommendations to the Company's independent public accountants and management as it deems appropriate.

    The Audit Committee met six times during 2001.

    The Human Resources Committee, comprised of four members, met five times during 2001. The Human Resources Committee acts as the nominating committee of the Board. It considers and makes recommendations concerning the Board's size and composition, the number of non-management directors, the qualifications of members and potential nominees for membership, the compensation of directors, membership of committees of the Board and certain administrative matters. The Human Resources Committee also considers nominees recommended by stockholders.

    The Human Resources Committee also approves the annual compensation of corporate officers who are members of the Board and administers the Company's bonus and other incentive compensation plans.

COMPENSATION OF DIRECTORS

    Directors who are not employees of the Company or of our subsidiaries earn a monthly fee of $3,167 plus $1,600 for each Board meeting and $1,300 for each committee meeting they attend. Committee chairpersons are paid an additional $900 for each committee meeting attended. Directors are reimbursed for expenses reasonably incurred in connection with their service on the Board.

    Pursuant to the provisions of the Company's Non-Management Directors Stock Incentive Plan, a director automatically receives 50% of his or her director fees in all common stock in lieu of cash fees. Each director had the right to make a one-time election to receive the remaining 50% of his or her director fees in all common stock in lieu of cash fees for the duration of the plan (which initially had a five year term and has been extended for an additional five years expiring April 26, 2006). Seven current directors made this election.

    Grants of our common stock pursuant to the plan are made every three months for an amount of our common stock, based on the market value on the grant date, equal in value to 50% of the fees that the director earned during the previous three-month grant period (or 100% of the fees if the director elected to receive the remaining 50% of fees in our common stock). Shares that are granted cannot be disposed of for six months after the grant. A director may make an annual election to defer, until retirement, the grant of shares to be made the ensuing plan year. Deferred shares are then granted upon the director's retirement in a lump sum or in up to ten annual installments, as he may elect. These elections are made prior to each plan year. However, a director may request the modification of his or her choice as to a lump sum or installments by submitting a request to change the election at least one full fiscal year before retirement. This request is subject to approval of the Human Resources Committee. The Company has created a trust to assure the payment of benefits pursuant to the Non-Management Directors Stock Incentive Plan.

    Until March 31, 2001, directors could defer all or part of their cash fees pursuant to the Company's Deferred Compensation Plan. Six current non-management directors deferred part of their fees pursuant to this plan and currently have account balances in this plan. Deferred amounts are paid in a lump sum or in installments as selected by the director when the deferral election was made. Amounts deferred pursuant to this plan earn interest at a calculated average prime interest rate.

    Until May 1, 1996, directors were eligible to participate in another unfunded compensation deferral program, the Executive Deferred Compensation Plan. Six current non-management directors deferred part of their cash fees pursuant to the Executive Deferred Compensation Plan prior to May 1, 1996 and currently have account balances in the Plan. See "Certain Employment Arrangements" for more information about the Executive Deferred Compensation Plan.

    Each non-management director is also provided with travel accident insurance of $500,000 while traveling on behalf of the Company. Incumbent non-management directors who served on the Board as of February 21, 2001, are entitled to participate in the Company's standard group health insurance plans while serving as a director (This program is not available to directors elected or appointed after February 21, 2001). The Company pays the premium cost for this insurance. During 2001, the total premium cost for these insurance benefits was approximately $4,823 per director participating in the plans. Each director receiving these benefits incurred taxable income equal to the premium cost of the group insurance.

    Non-management directors elected prior to February 21, 2001 received a grant of 1,000 shares of restricted stock vesting in ten annual installments over ten years. (Directors who served a full ten years under this program received another ten-year grant of 1,000 shares.) Current directors who have these grants are Messrs. Farley, Henson, Horn, Martin, Miller, Salmon, Sells and Williams. This program was terminated on February 21, 2001, with respect to further grants to new directors.

    In February 2001, the Board approved a new stock option program for non-management directors (the "Director Stock Option Program"), to provide an incentive for continuing tenure with the Company. Pursuant to this program, which replaced the prior restricted stock program for directors, each new non-management director who is initially elected or appointed to the Board of Directors on or after February 21, 2001, will receive a nonqualified stock option grant of 5,000 shares upon being elected or appointed to the Board. Director Stock Option Program options are granted pursuant to and governed by the 2001 Executive Stock Incentive Plan.

    The terms of a stock option grant pursuant to the Director Stock Program are as follows: (a) it will vest in annual installments on each April 1 over ten years at 500 shares per year based on continued Board service through the vesting dates, with the first installment vesting on the April 1 following the director's election or appointment; and (b) the exercise price is the average of the high and low prices of the Company's common stock on the NYSE on the date of the director's election or appointment or if such date is not a business day, the preceding business day.

    Pursuant to the Director Stock Option Program, each non-management director, including those now serving on the Board, will receive an annual nonqualified stock option grant of 2,000 shares, with grants to be made when annual grants to employees are normally made. In 2001, the Human Resources Committee determined that annual grants to employees will be made in July of each year commencing in 2002. The annual grants previously scheduled for November 2001 were deferred by action of the Human Resources Committee to July 2002. The grant date, vesting and other terms and conditions of this grant will be approved by the Non-Employee Directors of the Human Resources Committee (as Non-Employee Director is defined under SEC Rule 16b-3).

    Except as provided in the governing plan document and any administrative regulations thereunder governing the options, or unless otherwise approved by the Non-Employee Directors of the Human Resources Committee, all unvested options granted pursuant to the Director Stock Option Program will be forfeited and returned to the plan when a non-management director leaves the Board.

                 OWNERSHIP OF HARRAH'S ENTERTAINMENT SECURITIES

    The following table lists the beneficial ownership of our Stock as of January 31, 2002, for all current directors, including the nominees to the Board, our five executive officers named in the Summary Compensation Table and all directors and executive officers as a group.

                                                     SHARES OF COMMON         % OF SHARES OUTSTANDING (NET
                                                STOCK BENEFICIALLY OWNED ON    OF TREASURY SHARES) AS OF
NAME                                              JANUARY 31, 2002(A)(B)            JANUARY 31, 2002
----                                            ---------------------------   ----------------------------
Barbara T. Alexander..........................               1,000                           *
Charles L. Atwood.............................             168,960                           *
John M. Boushy................................             278,113                           *
James B. Farley...............................              31,891                           *
Joe M. Henson.................................             127,410                           *
Ralph Horn....................................              33,319                           *
Gary W. Loveman...............................             431,568                           *
R. Brad Martin................................              21,321                           *
Gary G. Michael...............................               2,000                           *
Robert G. Miller..............................               8,451                           *
Richard E. Mirman.............................             141,194                           *
Walter J. Salmon..............................              28,167                           *
Philip G. Satre...............................           1,260,238                         1.1%
Boake A. Sells................................              31,853                           *
Eddie N. Williams.............................              20,445                           *
All directors and executive officers as a
  group.......................................           2,983,896                         2.6%

------------------------

*   Indicates less than 1%

(a) Shares listed in the table include shares allocated to accounts under our Savings and Retirement Plan as of December 31, 2001. The amounts shown also include the following shares that may be acquired within 60 days pursuant to outstanding stock options: Mr. Atwood, 101,692 shares; Mr. Boushy, 182,392 shares; Mr. Loveman, 425,000 shares; Mr. Mirman, 72,393 shares; Mr. Satre, 782,514 shares; all directors and executive officers as a group, 1,718,925 shares.

(b) The amounts shown include the following rights to shares pursuant to our Non-Management Directors Stock Incentive Plan (including shares that may be acquired within 60 days pursuant to outstanding stock options) and deferred at the election of the directors: Mr. Farley, 13,073 shares; Mr. Henson, 13,810 shares; Mr. Horn, 13,219 shares; Mr. Martin, 12,121 shares;
    Mr. Salmon, 12,566 shares; Mr. Sells, 12,853 shares; Mr. Williams, 6,395 shares.

         RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

    The Board of Directors, acting on the recommendation of its Audit Committee, has appointed Arthur Andersen LLP, a firm of independent public accountants, as our independent public accountants to examine and report to stockholders on the consolidated financial statements of our Company and its subsidiaries for the year 2002. Representatives of Arthur Andersen LLP will be present at the Annual Meeting and will be given an opportunity to make a statement. They also will be available to respond to appropriate questions.

    The action of the Board of Directors in appointing Arthur Andersen LLP as the Company's independent public accountants for the year 2002 will be ratified upon an affirmative vote of the holders of a majority of shares of our common stock present in person or represented by proxy at the Annual Meeting, excluding abstentions.

    THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS FOR THE YEAR 2002.

    Stockholder ratification of the selection of Arthur Andersen LLP as the Company's independent public accountants is not required by the Company's Bylaws or otherwise. However, the Board of Directors is submitting the selection of Arthur Andersen LLP to the stockholders for ratification as a matter of corporate practice. If the stockholders fail to ratify the selection, the Board of Directors will reconsider the retention of that firm. Even if the selection is ratified, the Board of Directors, in its discretion, may direct the appointment of a different independent public accounting firm at any time during the year if the Board of Directors determines that such a change would be in the best interests of the Company and its stockholders.

OTHER MATTERS AT THE MEETING

    The Board of Directors does not know of any matters to be presented at the meeting other than those mentioned in this Proxy Statement. If any other matters are properly brought before the meeting, it is intended that the proxies will be voted in accordance with the best judgment of the person or persons voting the proxies.

                         REPORT OF THE AUDIT COMMITTEE

    To the Board of Directors of Harrah's Entertainment, Inc.:

    Our role is to assist the Board of Directors in its oversight of the Company's financial reporting process. As set forth in our charter, the Company's management is responsible for the preparation, presentation and integrity of our financial statements, and for maintaining appropriate accounting and financial reporting principles and policies and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent auditors are responsible for auditing our financial statements and expressing an opinion as to their conformity with generally accepted accounting principles.

    We have reviewed and discussed with management the Company's audited financial statements as of and for the year ended December 31, 2001.

    We have discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, COMMUNICATION WITH AUDIT COMMITTEES, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants.

    We have received the written disclosures and the letter from the independent auditors required by Independence Standard No. 1, INDEPENDENCE DISCUSSIONS WITH AUDIT COMMITTEES, as amended, by the Independence Standards Board, and have discussed with the independent auditors their firm's independence.

    Based on the review and discussion referred to above, we recommend to the Board of Directors that the financial statements referred to above be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2001.

                                          Ralph Horn, Chairperson
                                          James B. Farley
                                          Joe M. Henson
                                          Gary G. Michael
                                          Walter J. Salmon

                        FEES PAID TO ARTHUR ANDERSEN LLP

    The following table shows the fees paid or accrued by the Company for audit and other services provided by Arthur Andersen LLP during 2001.

Audit Fees..................................................  $1,898,223
                                                              ==========

Financial information systems design and implementation
  fees......................................................  $       --
                                                              ==========

All other fees:
  Other audit-related fees and tax matters..................  $  816,761
  Other.....................................................     539,014
                                                              ----------
    Total all other fees....................................  $1,355,775
                                                              ==========

    "Audit Fees" includes the aggregate fees billed by Arthur Andersen LLP for professional services rendered for the reviews of the financial statements included our Quarterly Reports on Form 10-Q and for the audit of our consolidated financial statements for the year ended December 31, 2001.

    Arthur Andersen LLP was not engaged during 2001 to perform, and thus no fees were paid for, any services related to financial information system design or implementation.

    "All Other Fees" is the aggregate fees paid for all other services for which Arthur Andersen LLP was engaged in 2001. "Other audit-related fees and tax matters" includes fees for the audits of employee benefit plans and other entities and includes fees for tax compliance and tax examination assistance. "Other" includes the fees for other services provided to the Company by Arthur Andersen LLP that are not includable in any of the prior captions.

    The Audit Committee has reviewed the non-audit services provided to the Company by Arthur Andersen LLP and has concluded that such services are compatible with the maintenance of that firm's independence in the conduct of its auditing functions for the Company.

                         EXECUTIVE OFFICER COMPENSATION

    The Summary Compensation Table below sets forth certain compensation information concerning the Company's Chief Executive Officer and our four additional most highly compensated executive officers.

                           SUMMARY COMPENSATION TABLE

                                                                                        LONG TERM
                                                 ANNUAL COMPENSATION               COMPENSATION AWARDS
                                        --------------------------------------   -----------------------
                                                                     ($)(1)        ($)(2)        (#)          ($)(3)
                                                                     OTHER       RESTRICTED   SECURITIES       ALL
                                                                     ANNUAL        STOCK      UNDERLYING      OTHER
NAME AND PRINCIPAL POSITION    YEAR     SALARY($)     BONUS($)    COMPENSATION    AWARD(S)     OPTIONS     COMPENSATION
---------------------------  --------   ----------   ----------   ------------   ----------   ----------   ------------
Philip G. Satre...........     2001     $1,200,000   $  900,000     $106,325     $      --      350,000      $526,186
  Chairman and Chief           2000      1,108,846      360,000      114,189            --      350,000       450,699
  Executive Officer            1999        902,615    1,083,138      181,636            --      350,000       367,823

Charles L. Atwood(4)......     2001        345,400      146,880          167       697,800           --        11,904
  Senior Vice President,       2000        235,673       65,000          399       720,939       31,584        11,250
  Chief Financial Officer      1999        205,384      185,000          282       201,745       35,545         9,600
  and Treasurer

John M. Boushy............     2001        374,154      225,000           --            --           --       395,600
  Senior Vice President,       2000        359,981      110,000       52,430     1,201,565       54,143        37,468
  Operations Products and      1999        317,500      318,000      111,335       250,031       50,652        31,995
  Services, Chief
  Information Officer

Gary W. Loveman...........     2001      1,000,000      780,000       72,549            --      150,000       112,155
  President and Chief          2000        895,192      279,500       71,162            --      350,000        25,490
  Operating Officer            1999        607,668      729,202        6,803            --      325,000            --

Richard E. Mirman.........     2001        311,145      159,500           --            --           --        96,779
  Senior Vice President,       2000        260,577      120,000       44,620     1,201,565       40,607        14,843
  Marketing                    1999        192,471       77,000       47,435       326,939       75,971         4,346

------------------------

(1) Other Annual Compensation includes the amounts in the following table:

                                  EARNINGS IN EXCESS OF
                                     MARKET RATES ON
                                        DEFERRED
                                      COMPENSATION                                                  REIMBURSEMENT OF
                                     PAID DURING THE                                                   RELOCATION
                                      CURRENT YEAR        COMPANY MATCH ON                              EXPENSES
                                     BUT DEFERRED AT          DEFERRED                                  AND THE
                                      THE ELECTION          COMPENSATION     ALLOCATED AMOUNT FOR      ASSOCIATED
NAME                     YEAR       OF THE EXECUTIVE       CONTRIBUTIONS        AIRCRAFT USAGE           TAXES
----                   --------   ---------------------   ----------------   --------------------   ----------------
Philip G. Satre......    2001            $ 3,678               $61,500             $14,512              $17,825
                         2000              1,110                56,031              22,020               19,702
                         1999             15,770                53,820               9,548               97,274

Charles L. Atwood....    2001                167                    --                  --                   --
                         2000                399                    --                  --                   --
                         1999                282                    --                  --                   --

John M. Boushy.......    2001                 --                    --                  --                   --
                         2000              7,717                13,497                  --               19,491
                         1999              2,283                 9,300                  --               94,393

Gary W. Loveman......    2001                 --                35,354                  --                   --
                         2000                780                43,212                  --                   --
                         1999              6,803                    --                  --                   --

Richard E. Mirman....    2001                 --                    --                  --                   --
                         2000              4,271                    --                  --               35,057
                         1999              2,944                    --                  --               42,624


                         REIMBURSEMENT OF
                       MEDICAL BENEFITS AND
NAME                   THE ASSOCIATED TAXES
----                   --------------------
Philip G. Satre......         $   --
                                  --
                                  --
Charles L. Atwood....             --
                                  --
                                  --
John M. Boushy.......             --
                                  --
                                  --
Gary W. Loveman......         27,464
                              15,748
                                  --
Richard E. Mirman....             --
                                  --
                                  --

    Other Annual Compensation for perquisites for Mr. Atwood in 2001, 2000 and 1999, Mr. Boushy and Mr. Mirman in 2001 and Mr. Loveman in 1999 aggregated less than (a) 10% of the total annual salary or (b) $50,000, whichever is lower. Accordingly, no such amounts are included in the table. The Company does not provide a fixed benefit pension plan for its executives. The amounts set forth above for deferred compensation earnings are a function of deferred income voluntarily contributed by the executives.

(2) Awards of restricted stock were granted to the executives in 2001, 2000 and 1999 pursuant to a Time Accelerated Restricted Stock Award Program ("TARSAP"). The number of shares awarded to Mr. Atwood in 2001 was 20,000 shares. The number of shares awarded to Mr. Atwood, Mr. Boushy and Mr. Mirman in 2000 was 30,000, 50,000 and 50,000, respectively. The number of shares awarded to Mr. Boushy in 1999 was 10,500. Early vesting performance targets were achieved for 1999 and early vesting of a portion of the shares granted in 1999 occurred on March 1, 2000. The remaining shares vested on January 1, 2002. The shares awarded in 2000 and 2001, which will vest on January 1, 2007, provided the executive remains in active employment with the Company, are eligible for earlier annual vesting beginning
    March 1, 2003 based on the Company's achievement of certain financial performance targets. Mr. Atwood and Mr. Mirman also received awards of restricted stock in 1999 in the amount of 7,395 and 11,984 shares, respectively. These awards vest in equal installments over the period 2000 to 2004. See "Report of the Human Resources Committee on Executive Compensation." The number of unvested shares held by Messrs. Satre, Atwood, Boushy, Loveman, and Mirman as of December 31, 2001 was 30,000, 61,938, 72,266, 22,500 and 60,666, respectively. The market value of the unvested restricted stock awards granted to Messrs. Satre, Atwood, Boushy, Loveman, and Mirman as of December 31, 2001 was $1,110,300, $2,292,325, $2,674,565,
    $832,725 and $2,245,249, respectively. Dividends are payable when declared on restricted stock in the same manner and to the same extent as dividends are payable on other shares of common stock.

(3) All Other Compensation consists of the amounts in the following table:

                                                       EARNINGS IN EXCESS OF   MATCHING CONTRIBUTIONS   EARNINGS IN EXCESS OF
                                                          MARKET RATES ON         TO THE COMPANY'S         MARKET RATES ON
                                                        RETIREMENT BENEFITS          SAVING AND          RETIREMENT BENEFITS
                                              YEAR         UNDER THE DCP          RETIREMENT PLAN          UNDER THE ESSP
                                            --------   ---------------------   ----------------------   ---------------------
    Philip G. Satre.......................    2001            $515,986                $10,200                  $     --
                                              2000             440,199                 10,500                        --
                                              1999             358,223                  9,600                        --

    Charles L. Atwood.....................    2001               1,704                 10,200                        --
                                              2000                 750                 10,500                        --
                                              1999                  --                  9,600                        --

    John M. Boushy........................    2001                  --                  8,999                   386,601
                                              2000              28,331                  9,137                        --
                                              1999              22,395                  9,600                        --

    Gary W. Loveman.......................    2001                  --                 10,200                   101,955
                                              2000              14,990                 10,500                        --
                                              1999                  --                     --                        --

    Richard E. Mirman.....................    2001                  73                 10,200                    86,506
                                              2000               4,343                 10,500                        --
                                              1999                  --                  4,346                        --

    As stated in note (1) above, the Company does not provide a fixed benefit pension plan for its executives but maintains deferred compensation plans (collectively, "DCP") and an Executive Supplemental Savings Plan ("ESSP") under which the executives may defer a portion of their compensation. Amounts deposited into DCP earn interest at rates approved by the Human Resources Committee. The ESSP is a variable investment plan that allows the executives to direct their investments by choosing among several investment alternatives. In 2001, Mr. Boushy, Mr. Loveman and Mr. Mirman received an interest enhancement to convert their retirement benefits from the DCP to the ESSP.

(4) Mr. Atwood was appointed Senior Vice President and Chief Financial Officer in April 2001.

    The following table gives information regarding grants of stock options made during 2001 to our executive officers named in the Summary Compensation Table, including information concerning the potential value of such options based on assumed annual rates of stock price appreciation for the ten-year option terms. In 2001, the Human Resources Committee determined that annual grants to employees will be made in July of each year commencing in 2002. The annual grants previously scheduled for November 2001 were deferred by action of the Human Resources Committee to July 2002. The Committee has authority to change the annual grant date and to make option grants at other times.

                     OPTION GRANTS IN THE LAST FISCAL YEAR

                                                                                              POTENTIAL REALIZABLE
                                                                                             VALUE AT ASSUMED ANNUAL
                                                                                              RATES OF STOCK PRICE
                                                                                             APPRECIATION FOR OPTION
                                                 INDIVIDUAL GRANTS                                   TERM(1)
                             ---------------------------------------------------------   -------------------------------
                               NUMBER OF      PERCENT OF
                              SECURITIES     TOTAL OPTIONS
                              UNDERLYING      GRANTED TO       EXERCISE
                                OPTIONS      EMPLOYEES IN      OR BASE      EXPIRATION
NAME                         GRANTED(#)(2)    FISCAL YEAR    PRICE($/SH.)      DATE            5%              10%
----                         -------------   -------------   ------------   ----------   --------------   --------------
Philip G. Satre............      350,000          45.2%        $25.625      01/03/2011   $    5,640,399   $   14,293,878

Charles L. Atwood..........           --            --              --             --                --               --

John M. Boushy.............           --            --              --             --                --               --

Gary W. Loveman............      150,000          19.4%         25.625      01/03/2011        2,417,314        6,125,948

Richard E. Mirman..........           --            --              --             --                --               --

------------------------------

(1) The dollar amounts under these columns are the result of calculations at zero percent, and at five percent and ten percent rates set by the Securities and Exchange Commission and therefore are not intended to forecast possible future appreciation, if any, of the Company's stock price. In the above table, we did not use an alternative formula for a grant date valuation, as we are not aware of any formula which will determine with reasonable accuracy a present value based on future unknown or volatile factors. There is no assurance that the value realized by an officer will be at or near the value estimated above.

(2) Employees vest in the right to exercise these options over a three to four-year period depending upon the terms of the individual grant. Options are subject to certain conditions, including compliance with terms and conditions of the options as approved by the Human Resources Committee. Options are nontransferable except by will or the laws of descent and distribution. See "Report of the Human Resources Committee on Executive Compensation" for more information concerning stock option awards.

    The following table gives certain information concerning stock option exercises during 2001 by our executive officers named in the Summary Compensation Table. It also gives information concerning option values.

                    AGGREGATED OPTION EXERCISES IN 2001 AND
                        DECEMBER 31, 2001 OPTION VALUES

                                                               NUMBER OF SECURITIES
                                                              UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED,
                                                                  OPTIONS HELD AT             IN-THE-MONEY OPTIONS
                                                               DECEMBER 31, 2001(#)        AT DECEMBER 31, 2001($)(1)
                                 SHARES                     ---------------------------   ----------------------------
                                ACQUIRED         VALUE
NAME                         ON EXERCISE(#)   REALIZED($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE    UNEXERCISABLE
----                         --------------   -----------   -----------   -------------   ------------   -------------
Philip G. Satre............     201,451       $5,114,137      971,285       1,100,000     $18,589,831     $15,400,835
Charles L. Atwood..........          --               --       72,702          74,075       1,338,764         917,693
John M. Boushy.............      52,623          890,712      131,956         128,108       2,344,848       1,572,174
Gary W. Loveman............     125,000        1,745,948      258,500         791,500       4,167,370      10,428,860
Richard E. Mirman..........      23,280          444,972       33,743          97,581         328,276       1,050,668

------------------------

(1) Amount represents the difference between the aggregated option price of unexercised in-the-money options and a $37.01 market price on December 31, 2001, which was the closing price of our common stock on the last trading day of 2001.

CERTAIN EMPLOYMENT ARRANGEMENTS

    Mr. Satre's current employment agreement extends from January 1, 1999 until December 31, 2002. The agreement provides that Mr. Satre will serve as Chairman of the Board and Chief Executive Officer at a current annual salary of $1,200,000, subject to annual merit reviews by the Human Resources Committee.

    Pursuant to his employment agreement, Mr. Satre is entitled to participate in the incentive compensation programs and other benefits accorded to our senior officers, including eligibility to receive bonus compensation and long-term incentive compensation (stock options and restricted stock awards) as approved by the Human Resources Committee. Our Board can terminate the employment agreement with or without cause, and Mr. Satre can resign.

    If the Company terminates the agreement without cause, or if Mr. Satre resigns for good reason (as defined in the agreement):

    - Mr. Satre will continue in employee status as a consultant and will receive salary continuation for two years;

    - His stock options and restricted stock will continue to vest during this time (including 100% vesting upon a change in control); and

    - He will receive any bonus accrued up to the point of termination without cause or resignation for good reason.

    If the Company terminates the agreement for cause, Mr. Satre's unvested options and any shares of unvested restricted stock will be cancelled and his salary will end.

    Mr. Satre will be entitled to the retirement rate on his account under the Executive Deferred Compensation Plan if his employment is terminated without cause, if he resigns for good reason, or when his employment terminates after the expiration of the agreement.

    After his employment with the Company terminates, Mr. Satre will be entitled to receive group insurance benefits for his lifetime similar to the benefits provided to our other retired management directors. He will incur annual imputed taxable income equal to the premium cost of this benefit.

    If a change in control were to occur during his employment agreement and his employment terminated voluntarily or involuntarily within two years after the change in control, Mr. Satre would be entitled to receive the severance benefits under his severance agreement (if then in force) in lieu of the salary and rights under his employment agreement except that any right to lifetime health insurance coverage earned under his employment agreement would continue in force.

    The agreement provides that Mr. Satre will not compete with the Company for a period of two years after termination of his active full time employment (which for this purpose does not include employee status as a consultant).

    We also have employment agreements with our other executive officers named in the Summary Compensation Table, which provide that they are employed at the salaries described in the Table for 2001 subject to merit increases as we may approve. Mr. Loveman's agreement expires December 31, 2002. Mr. Boushy's and
Mr. Mirman's agreements expire March 1, 2003, and April 25, 2004, respectively. Mr. Atwood's agreement expires June 21, 2005. During the term of the employment agreement, each executive is entitled to participate in the incentive compensation programs and other benefits accorded to our senior officers, including eligibility to receive bonus compensation and long-term incentive compensation (stock options and restricted stock awards) as approved by the Human Resources Committee. The Company can terminate the employment agreement immediately with cause, or without cause upon 30 days prior written notice. The executive can voluntarily resign upon 30 days prior written notice, or upon six months prior written notice if he or she is going to work or act in competition with the Company.

    If the Company terminates the agreement without cause or does not renew it when it expires, the executive will receive eighteen months' salary continuation and will not compete with the Company during that time. Stock options granted after April 1, 1998 will generally continue to be exercisable and to vest during the salary continuation, including 100% vesting upon a change in control. See "Report of the Human Resources Committee on Executive Compensation." Annual vesting of restricted stock during the salary continuation and noncompete period would be at the Company's discretion. TARSAP shares would not vest during the salary continuation unless the performance targets were achieved and the Human Resources Committee, in its discretion, were to approve an exception based on the recommendation of our Chief Executive Officer.

    If there were a change in control during the salary continuation and noncompete period, any unvested stock options and restricted stock, including TARSAP shares, would vest, except that, for TARSAP awards granted on or after July 26, 2000, only the next scheduled vesting installment would vest.

    If the executive attains specified age and service requirements and his or her employment then terminates other than for cause, he or she will be entitled to lifetime coverage under our group health insurance plan. The executive will be required to pay 20% of the premium for this coverage. We will pay the remaining premium, which will be imputed taxable income to the executive. This insurance coverage terminates if the executive competes with the Company.

    For executives in the EDCP, the executive will earn the retirement rate under the EDCP if he or she attains specified age and service requirements and if his or her employment is terminated without cause or if we elect not to renew the agreement when it expires. The executive receives service credit under the EDCP for any salary continuation and noncompete period.

    If the Company terminates the agreement for cause or if the executive voluntarily resigns, the executive's unvested options and any shares of unvested restricted stock, including TARSAP shares, will be cancelled, and all salary and benefits will end.

    If a change in control were to occur during the executive's active employment and if the executive's severance agreement (described below) is in force at that time, then the severance agreement would supersede the employment agreement, except that any right to lifetime health insurance coverage earned by the executive under the employment agreement would continue in force.

    We have entered into severance agreements with each of the executive officers named in the Summary Compensation Table above. Each severance agreement provides for:

    - a compensation payment (the "Compensation Payment") of three times the executive's "annual compensation" (as defined in the severance agreements); and

    - an accelerated payment in cash of the value of all stock options and payment of any compensation or awards payable to such executive under any incentive plan of the Company (the "Accelerated Payments"), if the executive's employment is terminated subsequent to a change in control or within six months before the change in control under defined circumstances (collectively, the "Severance Payments"), with certain exceptions described below.

    Any unvested restricted stock and stock options will vest automatically upon a change in control regardless of whether an employee is terminated.

    The "annual compensation" for purposes of determining the Compensation Payment under the severance agreement includes salary and bonus amounts but excludes restricted stock vestings and compensation or dividends related to restricted stock or stock options. A change in control is defined to occur whenever:

    (i) any person becomes the beneficial owner of 25% or more of our then outstanding voting securities, regardless of comparative voting power of such securities,

    (ii) within a two-year period, members of the Board of Directors at the beginning of such period and their approved successors no longer constitute a majority of the Board, or

   (iii) holders of securities entitled to vote thereon approve a merger or consolidation (with certain exceptions) or a plan of complete liquidation.

    Mr. Satre is entitled to the Compensation Payments if, within two years after a change in control of the Company, his employment terminates voluntarily or involuntarily or if his employment is terminated without cause within six months before a change in control (under defined circumstances). The other executives are entitled to the Compensation Payments after a change in control if, within two years of the change in control, their employment is terminated involuntarily, or they resign with good reason (as defined), or if their employment is terminated without cause within six months before a change in control (under defined circumstances). Additionally, the executives are entitled to the Compensation Payments if their employment terminates voluntarily during a 30 day period following the first anniversary of the change in control. For the purpose of such voluntary termination, a change in control is defined to occur whenever:

    (i) any person becomes the beneficial owner of a majority of the Company's then outstanding voting securities (rather than 25% or more) regardless of comparative voting power of such securities,

    (ii) within a two-year period, members of the Board of Directors at the beginning of such period and their approved successors no longer constitute a majority of the Board, or

   (iii) holders of securities entitled to vote thereon approve a merger or consolidation (with certain exceptions) or a plan of complete liquidation.

    The executives are not entitled to the Compensation Payments after a change in control if their termination is: (i) by the Company for cause (as defined), or, (ii) except for Mr. Satre, voluntary and not for good reason (as defined) other than as described in the preceding paragraph.

    If an executive becomes entitled to Severance Payments which are subject to a federal excise tax imposed on the executive (the "Excise Tax"), the severance agreements require the Company to pay the executive an additional amount (the "Gross-Up Payment") so that the net amount retained by the executive after deduction of any Excise Tax on the Severance Payments and all Excise Taxes and other taxes on the Gross-Up Payment, will equal the initial Severance Payments less normal taxes.

    In addition, the severance agreements each provide that in the event of a potential change in control of the Company (as defined below):

    (i) we will deposit in escrow a sum of money sufficient to fund the Severance Payments in the event a change in control occurs, and

    (ii) each executive will agree to remain in the employ of the Company for a certain period of time.

    The agreements define a potential change in control of the Company as
(i) when we enter into an agreement that will result in a change in control of the Company, (ii) a person publicly announces an intention to take action which would result in change of control of the Company, (iii) a person (other than a trustee of one of our employee benefit plans) who is or becomes a beneficial owner of 9.5% of the combined voting power of our then outstanding securities, increases his beneficial ownership by 5% or more, resulting in 14.5% or more ownership, or (iv) the Board of Directors adopts a resolution to the effect that a potential change in control of the Company has occurred.

    Each severance agreement has a term of one calendar year and is renewed automatically each year starting January 1 unless we give at least one year prior written notice of non-renewal. Each severance agreement provides that if a change in control occurs during the original or extended term of the agreement, then the agreement will automatically continue in effect for a period of 24 months beyond the month in which the change in control occurred.

    The Compensation Payments and Accelerated Payments, respectively, that would have been payable to our executive officers named in the Summary Compensation Table for the Company on January 1, 2002, if a change in control occurred and if such executives had been terminated as of that date, would have been approximately: Mr. Satre, $5,363,072 and $35,820,966; Mr. Atwood, $1,740,300 and
$3,851,034; Mr. Boushy, $1,668,000 and $5,856,336; Mr. Loveman, $4,158,702 and
$16,028,955; and Mr. Mirman, $1,209,716 and $2,861,442. The Accelerated Payments include the value of any unvested restricted stock and unexercised stock options that would accelerate upon a change in control, based on the market price of our common stock on December 31, 2001.

    Two of the executive officers named in the Compensation Table, Mr. Satre and Mr. Atwood, have accounts in the Executive Deferred Compensation Plan ("EDCP"). Pursuant to the EDCP, deferred amounts earn interest at a termination rate (which cannot be lower than the Citibank prime rate) or at a retirement rate (which cannot be lower than a specified formula rate), both of which are approved annually by the Human Resources Committee. The termination rate on deferrals made during 2001 was 7.44%, and the retirement rate was 12%. In October 1995, the Human Resources Committee approved a fixed retirement rate of 15.5% and a fixed termination rate of 8.5% for all account balances under the EDCP as of December 31, 1995 (subject to plan minimum rates contained in the EDCP). The interest rates on post-1995 deferrals continue to be approved each year by the Committee. The termination rate during 2002 for post-1995 deferrals has been approved at Citibank Prime Rate, and the retirement rate has been approved at the Plan's minimum retirement rate (approximately 11%).

    The retirement rate is established as an incentive to encourage long-term service. Therefore, only those participants meeting the Plan's service requirements will receive interest at the retirement rate.

    If there is a change in control, as defined in the EDCP, a participant who is not yet entitled to the retirement rate will receive that rate if his or her employment terminates within a 24-month period after the change in control. Messrs. Satre and Atwood are not yet entitled to the retirement rate. Consequently, if a change in control (as defined in the EDCP) were to occur, these executive officers would be entitled to the retirement rate on their account balances if their employment were to terminate within 24 months after the change in control.

    We have established an escrow fund and have deposited into it insurance policies and cash proceeds received from insurance policies. This escrow fund assures the payment of benefits, as they accrue, to participants in the EDCP and in another deferred compensation plan, including, among others, our executive officers and non-management directors. If a potential change in control of the Company occurs, we also will, upon the request of an executive, place into this escrow fund the severance payments that will become payable to the executive following a change in control. If a change in control were to occur, we would increase the escrow fund as deemed necessary to assure payment of future deferrals, and we also have the right to increase the escrow fund to pay premiums on the insurance policies and interest on policy loans. The escrow fund is subject to the claims of our creditors in the case of our insolvency or bankruptcy.

    Further deferrals into the EDCP were terminated effective March 31, 2001. In February 2001, the Human Resources Committee approved a new deferral program, the Executive Supplemental Savings Plan ("ESSP"), which commenced April 1, 2001, which permits certain key employees, including executive officers, to make deferrals of specified percentages of salary and bonus. The new program allows participants to choose from a selection of varied investment alternatives and the results of these investments will be reflected in their deferral accounts. To assure payment of these deferrals, a new escrow fund has been established similar to the escrow fund for the EDCP. The new escrow fund is funded to match the various types of investments selected by participants for their deferrals.

    The ESSP does not provide a fixed interest rate as does the EDCP and therefore the market risk of plan investments is borne by participants rather than the Company. To encourage EDCP participants to transfer their account balances to the ESSP thereby reducing the Company's market risk, the Company approved a program in 2001 that provided incentives to a limited number of participants to transfer their EDCP account balances to the ESSP. Under this program, a currently employed EDCP participant who was five or more years away from becoming vested in the EDCP retirement rate, including any executive officers who were in this group, received an enhancement in his or her account balance if the participant elected to transfer the account balance to the ESSP. The initial enhancement was the greater of (a) twice the difference between the participant's termination account balance and retirement account balance,
(b) 40% of the termination account balance, not to exceed $100,000, or (c) four times the termination account balance not to exceed $10,000. Upon achieving eligibility for the EDCP retirement rate (age 55 and 10 years of service), the participant electing this program will receive an additional enhancement equal to 50% of the initial enhancement. Three of the executive officers named in the Compensation Table, Messrs. Boushy, Mirman, and Loveman elected to participate in the Enhancement Program. As a result, these executive officers no longer have accounts in the EDCP.

    While further deferrals into the EDCP were terminated, and while most EDCP participants transferred their EDCP account balance to the ESSP, amounts deferred pursuant to the EDCP prior to its termination and not transferred to the ESSP remain subject to the terms and conditions of the EDCP and will continue to earn interest as described above.

REPORT OF THE HUMAN RESOURCES COMMITTEE ON EXECUTIVE COMPENSATION

    The Human Resources Committee is composed entirely of non-management directors. The Committee is responsible for approving the compensation of our management directors, reviewing the compensation of other executive officers, including the executive officers named in the Summary Compensation Table, and approving stock awards, including stock options and restricted stock, for each executive officer.

    EXECUTIVE COMPENSATION POLICY. The Company's executive compensation policy is designed to attract and retain high caliber executives and motivate them to superior performance for the benefit of the Company's stockholders. Pursuant to this policy:

    (i) salaries are linked to competitive factors and salary increases are based primarily on merit,

    (ii) the annual bonus program is competitively-based and provides incentive compensation based on our financial performance, and

   (iii) long-term compensation is tied to enhancing shareholder value and to our financial performance.

    In summary, our executive compensation policy is primarily based on performance, with a large portion of potential executive compensation at risk. This policy not only extends to executive officers but also to key managers and professional staff. Approximately 410 key employees participate in the Company's long-term incentive plans.

    The following discussion describes the basic components of our executive compensation policy described in further detail.

    TOTAL CASH COMPENSATION COMPETITIVELY-BASED. Total cash compensation for executive officers (salary and annual bonus) has previously been targeted to be approximately comparable to the median ranges for amounts paid to executives employed in similar positions in public gaming companies. In recognition of the Company's relative size and performance standards, this target has been changed to the 50th percentile. The comparison group is the three largest U.S. gaming companies.

    SALARY. Salaries are reviewed each year and increases are based primarily on (i) an executive's accomplishment of various performance objectives and
(ii) competitive salaries of executives holding similar positions with other public gaming companies. Specific weights for each factor may be established in some circumstances. In addition, salary can be substantially increased if an executive officer is promoted to a higher position or is given greater responsibilities.

    In general, the objectives of executive officers (other than the Chief Executive Officer) are approved by the Chief Executive Officer. These objectives generally relate to achieving functional goals and financial objectives within the officer's assigned area of responsibility. For example, an objective could relate to completion of a project assigned to that executive's area of responsibility. The Chief Executive Officer's assessment of the performance of the other executive officers is based on a subjective review of each officer's performance. Specific weights may be given to each objective in this assessment in the discretion of the Chief Executive Officer.

    The Committee approves merit salary increases for the Chief Executive Officer, the President and Chief Operating Officer, and the Chief Financial Officer. The Chief Executive Officer approves merit salary increases for the other executive officers and the Committee reviews them. Merit salary increases were approved for the other executive officers during 2001.

    SENIOR EXECUTIVE INCENTIVE PLAN. The Senior Executive Incentive Plan has been approved by the stockholders to provide participating executives with incentive compensation based upon the achievement of pre-established performance goals. The Plan is designed to comply with Section 162(m) of the Internal Revenue Code, which limits the tax deductibility by the Company of compensation paid to officers named in the compensation tables of the Proxy Statement to $1 million. The Committee approves the specific executive officers who will participate each calendar year prior to, or at the time, the performance objectives for a calendar year are established. In 2001, Messrs. Satre, Loveman, Boushy and Mirman participated in the Plan. The plan's objective for 2001 was earnings per share and this same objective is being utilized for 2002. Bonus amounts are based on a matrix related to the targeted objective. Target bonuses range from 144% to 164% of base salary depending on the grade level of the executive. There is no maximum bonus but the Committee has discretion to decrease theoretically-achieved bonuses under this plan. It has been the Committee's practice to decrease the bonuses to the level that would have been paid under the annual management bonus plan discussed below if the executives were in that plan. The bonuses for 2001 performance were below target and the Committee approved bonuses at reduced levels. The Committee has determined that the five currently-employed executives named in the Summary Compensation Table will participate in the Plan in 2002. Members of the Committee who are not "outside directors" pursuant to Section 162(m) of the Code abstain from voting on matters related to the Senior Executive Incentive Plan. The Committee has authority to approve bonuses outside of this plan to reward executives for special personal achievement.

    ANNUAL MANAGEMENT BONUS PLAN. Pursuant to our annual management bonus plan (referred to in this subsection as the "plan"), at or near the beginning of each calendar year (a "plan year"), the Committee approves a corporate bonus objective for the Company's executive officers (other than those participating in the Senior Executive Incentive Plan) and other participants in the plan. This objective can pertain to operating income, pretax earnings, return on sales, earnings per share, a combination of objectives, or another objective approved by the Committee. The objective may change annually to support our business mission. For the 2001 plan year, the Committee approved the objective of earnings per share for the Company's executive officers. This objective is also being utilized for 2002.

    A Bonus Matrix, which has been approved by the Committee, has been established for the grade levels of participating executive officers and other plan participants that will result in the payment of a specified percentage of the participant's salary if the target objective is achieved. This percentage of salary increases or decreases on the Bonus Matrix in relation to the level of achievement of financial objectives. No bonus is awarded if less than a specified percentage of target is achieved unless an exception is approved by the Committee. If the target objective is achieved, bonuses ranging from 50% to 75% of salary, depending on the executive, will be earned. The bonus amounts as a percentage of salary increase pursuant to a formula that is related to performance over the target objective, with a specified maximum bonus amount of two hundred percent of target for the executive officers who participate in this Plan. The Chief Executive Officer and the President and Chief Operating Officer do not participate in this Plan.

    Because the Human Resources Committee and Chief Executive Officer have discretion to review an executive officer's personal performance, the actual bonus awarded pursuant to the plan may not follow the Bonus Matrix exactly. This involves a subjective decision by the Committee and the Chief Executive Officer pursuant to the plan.

    The Committee has authority under the plan to adjust any objective or bonus points with respect to executive officers. These decisions are subjective and based generally on a review of the circumstances affecting results to determine if any events were unusual or unforeseen. The executive officers received bonuses for 2001 performance at below target level.

    STOCK AWARDS. Awards of stock options and restricted stock are specifically approved by the Committee for each executive officer and other plan participants and are granted in the sole discretion of the Committee. Awards granted after 2001 are expected to have a vesting period extending three years from the initial grant date and stock options are expected to have a term of seven years, with the Committee having authority to set different periods of time for vesting and the term of the options. The Committee may grant a combination of restricted stock and/or stock options to officers and other key employees although the Committee's current policy is to grant primarily stock options. The vesting of awards is generally accelerated upon a change in control (as defined).

    Each executive officer is normally granted a stock option award that will give such officer an estimated dollar value of stock compensation targeted to equal a percentage of salary. This percentage increases with the higher grade level of the officer. Percentages are determined by an assessment of competitive stock awards. The Committee determines an actual award that is suitable for providing an adequate incentive for both performance and retention purposes. The dollar value of the award is determined by applying conventional methods for valuing stock options.

    The Committee has authority to oversee all aspects of stock option and restricted stock awards and can modify the terms of grants, including change in control provisions. The Committee also has authority to amend the plans, including authorizing additional shares to be reserved for awards under the plans. Members of the Committee who are not "non-employee directors" pursuant to
Section 16 of the Exchange Act abstain from voting on matters affected by the
Section 16 statutes and regulations.

    Our executive officers participate in a Time Accelerated Restricted Stock Award Plan (the "TARSAP Program") designed to motivate and retain the Company's key executives in the Company's current competitive environment and with a view to enhancing shareholder value. Pursuant to the TARSAP Program, certain key executives, including all executive officers, have been granted restricted stock awards (the "Restricted Shares") pursuant to the Company's Restricted Stock Plan. The first phase of the TARSAP Program has been completed, with final vesting occurring on January 1, 2002.

    During the year 2000, the Committee approved the TARSAP II Program ("TARSAP II") and executive officers other than Messrs. Satre and Loveman received awards under TARSAP II. These awards vest on January 1, 2007, if the participating executive continues in active employment with the Company until that date. A portion of the TARSAP II Restricted Shares are eligible for earlier annual performance vesting beginning March 1, 2003, at the rate of 20% non-cumulative annual installments each year over five years based on the Company's financial performance in each of the years 2002 through 2005. The performance targets for TARSAP II are recommended by the Committee and approved by the Board and can be modified in the same manner.

    If a change in control occurs (as defined), 50% of the unvested TARSAP II shares will vest if the change in control occurs before January 1, 2003 and 100% vesting occurs if the change in control occurs on or after January 1, 2003. If a participant is on salary continuation and a change in control occurs, the participant would only be entitled to the next 20% vesting installment of TARSAP II shares not otherwise earned.

    The Committee has broad flexibility to oversee and amend TARSAP II and, with Board approval, can modify performance criteria and specific financial targets. The Committee also has the right to make exceptions based on unusual factors or events. To help alleviate the tax burden of the TARSAP program on participants and to provide an incentive for executives to continue in employment, the Committee has approved a program whereby participants can defer the receipt of their vested TARSAP shares. The shares can be deferred to a specified date in the future or to the participant's termination of employment date, whichever occurs first. The participant can elect a lump sum distribution of shares on the deferral date (or one year after that date) or can elect annual installments of shares over ten years. See the Summary Compensation Table for more information on grants under the TARSAP II to named executive officers.

    The amount of a stock option or restricted stock award is not dependent on past corporate performance or on the amount of options or restricted stock previously granted to an executive officer. The actual value of the stock compensation vesting each year depends on the market value of our common stock. We have no other long-term incentive plans for executive officers.

    POLICY CONCERNING TAX DEDUCTIBILITY. The Committee's policy with respect to qualifying compensation paid to its executive officers for tax deductibility purposes is that executive compensation plans will generally be designed and implemented to maximize tax deductibility. However, non-deductible compensation may be paid to executive officers when necessary for competitive reasons or to attract or retain a key executive, or where achieving maximum tax deductibility would be considered disadvantageous to the best interests of the Company. For 2001, Messrs. Satre and Loveman received total compensation over the $1 million deductibility limit so that $221,573 and $200,259 of Messrs. Satre and Loveman's total compensation, respectively, will not be deductible by the Company for the year 2001. The Company's Senior Executive Incentive Plan is intended to comply with Section 162(m) of the Code so that annual bonuses paid under that plan will be eligible for deduction by the Company. See "Senior Executive Incentive Plan" above.

    CHIEF EXECUTIVE OFFICER'S COMPENSATION. The objectives of our Chief Executive Officer are approved annually by the Committee and the full Board. These objectives vary from year to year, but in general relate to such matters as:

    - ensuring that we are competitively positioned and organized to provide a high quality experience for our guests;

    - continuing to build Harrah's Entertainment, strategically and operationally, as a leading company in the casino entertainment industry;

    - achieving our annual business plan and our various financial goals; and

    - increasing total long-term shareholder value.

The Committee's assessment of the Chief Executive Officer's performance is based on a subjective review of performance against these objectives. Specific weights may be assigned to particular objectives in the discretion of the Committee.

    Mr. Satre's base salary is based on his performance, his responsibilities and the compensation levels for comparable positions in other companies in the casino entertainment industry. His base salary and bonus opportunity in total are targeted to be approximately at the 65th percentile of the cash compensation levels of chief executive officers at comparably sized gaming companies. Merit increases in his salary are a subjective determination by the Committee, which bases its decision upon his prior year's performance versus his objectives as well as upon an analysis of competitive salaries. The Committee sets objectives for the Chief Executive Officer each year. These are approved by the Board and are reviewed from time to time during the year by the Committee. These objectives are discussed earlier in this report.

    Regarding annual bonus, the Committee uses the Senior Executive Incentive Plan discussed earlier in this report to determine the Chief Executive Officer's bonus. Under this plan, bonus is based on the Company achieving a specific financial objective. For 2001 the objective was earnings per share and will also be earnings per share for 2002. For 2001, the target bonus under this plan for the Chief Executive Officer was 164% of his base salary. For 2002, it is 164%. The bonus amount can increase or decrease based on the Company's performance. There is no maximum bonus, but as discussed previously under the Senior Executive Incentive plan, the Company has discretion to reduce bonuses (as permitted by Section 162(m) of the Internal Revenue Code), and it is the normal practice of the Committee to reduce the Chief Executive's bonus to what would have been approximately paid under the annual management bonus plan. Under that plan, the Chief Executive's target for his 2001 bonus was 60% of salary and for 2002 it is 75% of salary. The bonus amounts approved for the Chief Executive Officer's 1999, 2000 and 2001 performance are set forth in the Summary Compensation Table.

    Regarding long term incentive compensation, it is the Committee's policy to grant significant stock option awards to the Chief Executive Officer that are deemed highly competitive in the gaming industry for companies of comparable size. These grants have been made in two to three year intervals. Previous grants have vested in 25% increments over a four period based on continued service, with a ten-year term from date of grant. It is expected that future grants will vest in one-third increments over a three year period, with a seven year term from date of grant. Option grants to the Chief Executive Officer are detailed in the Summary Compensation Table. The Committee has discretion to grant restricted stock awards to the Chief Executive Officer, but has not done so in the past three years as it is the Committee's current policy to utilize solely stock options for his long term incentive compensation.

                                          Robert G. Miller, Chairman
                                          R. Brad Martin
                                          Boake A. Sells
                                          Eddie N. Williams

PERFORMANCE OF HARRAH'S ENTERTAINMENT COMMON STOCK AND DIVIDENDS

    The line graph below compares the total cumulative return of our common stock to (a) the Standard & Poor's 500 Stock Index (the "S&P 500 Index"), and
(b) the Dow Jones Casinos Index. The graph assumes reinvestment of dividends.

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN*
           AMONG HARRAH'S ENTERTAINMENT, INC., THE S&P 500 INDEX, AND
                          THE DOW JONES CASINOS INDEX

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                              12/96   12/97   12/98   12/99   12/00   12/01
HARRAH'S ENTERTAINMENT, INC.  100.00   94.97   78.93  133.02  132.70  186.21
S & P 500                     100.00  133.36  171.47  207.56  188.66  166.24
DOW JONES CASINOS             100.00   90.94   65.07  100.16  109.51  120.68

------------------------

* $100 INVESTED ON DECEMBER 31, 1996 IN STOCK OR INDEX--INCLUDING REINVESTMENT OF DIVIDENDS. FISCAL YEAR ENDED DECEMBER 31.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    Ralph Horn, one of our directors, is Chairman, Chief Executive Officer and President of First Tennessee National Corporation, the parent company of First Tennessee Bank National Association ("First Tennessee"). First Tennessee is one of the lending banks under a loan agreement that we have with several banks (the "Bank Facility"). Pursuant to the Bank Facility, First Tennessee has committed to loan to our subsidiary, Harrah's Operating Company, Inc., $15,000,000, representing a 0.9375% share of the total commitment covered by the Bank Facility. As of December 31, 2001, $12,294,332 of this amount was outstanding in loans and in unfunded standby letters of credit. In connection with this commitment, First Tennessee received interest and fees of $553,305 during 2001.

    Some of our direct and indirect subsidiaries maintained deposit accounts with First Tennessee during 2001. The average ledger balance during 2001 was $2,701,561. Deposit account service fees paid to First Tennessee in excess of the earning credit assigned to these accounts were approximately $102,634 during 2001.

    First Tennessee provides ATM services to our Tunica, Mississippi casino and received net revenues of $88,489 during 2001.

    First Tennessee also provided Stock Option Plan custodial services to Harrah's in 2001 and received fees in 2001 of $1,157 for its services.

    R. Brad Martin, one of our directors, indirectly owns a company which purchased our former Memphis corporate headquarters in October 1999, and leases a portion of it back to the Company. The property includes approximately 25.5 acres of real estate, a three-story building containing 59,159 usable square feet, a two-story building containing 54,397 usable square feet, a former residence converted to use as an office building, a pool house/cafeteria building, a facility/security building, parking structures containing 167 parking spaces, surface parking for 228 cars, and all furniture, fixtures, and equipment used in connection with the maintenance or operation of the buildings, with the exception of specifically designated items. The Company leases the three-story building and the two-story building from Mr. Martin's company for terms of 17.5 years and 12.5 years, respectively, at a rental of $20.00 per usable square foot in years one through five (approximately $2,271,220 per year), increasing to $22.10 and then $23.90 in subsequent periods. We are also responsible for annual operating expenses related to the leased property in excess of $7.10 per usable square foot.

    On June 14, 2000, the Company made a loan to Gary W. Loveman, director, President and Chief Operating Officer of the Company. Interest accrued on this loan at the 30-day LIBOR rate plus 100 basis points. On May 6, 2001, this loan was paid.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Exchange Act requires our directors and officers to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and to furnish us with copies of all forms filed. To our knowledge, based solely on review of the copies of such reports furnished to us and written representations that no other reports were required, during the past fiscal year all Section 16(a) filing requirements applicable to our officers and directors were met except with respect to Ms. Winn and Mr. Martin. A Form 4 reporting a transaction by Ms. Winn in September 2000, due

October 10, 2000, was filed via an amended Form 4 on July 20, 2001. A Form 4 reporting a transaction by Mr. Martin's son in April 2001, due May 10, 2001, was filed via an amended Form 4 on August 8, 2001.

                               OTHER INFORMATION

CERTAIN STOCKHOLDERS

    The table below sets forth, to the best of our knowledge, information regarding the beneficial owners of more than 5% of the Company's common stock as of December 31, 2001. The sources of this information are Schedules 13G filed by the listed beneficial owners with the Securities and Exchange Commission.

                                                              NUMBER OF SHARES
                                                                BENEFICIALLY     PERCENT OF
NAME AND ADDRESS OF BENEFICIAL OWNER                               OWNED           CLASS
------------------------------------                          ----------------   ----------
FMR Corp. ..................................................     16,442,527        14.653
  82 Devonshire Street
  Boston, MA 02109

Goldman Sachs Asset Management .............................      9,978,696           8.9
  32 Old Slip
  New York, NY 10005

Invesco Funds Group, Inc. ..................................      7,362,964         6.199
  4350 South Monaco Street
  Denver, CO 80237

State Street Bank and Trust Company, Trustee ...............      6,160,701           5.5
  225 Franklin Street
  Boston, MA 02110

COST OF SOLICITATION

    The expense of soliciting proxies and the cost of preparing, assembling and mailing material in connection with the solicitation of proxies will be paid by the Company. In addition to the use of mails, some of our directors, officers or employees, who receive no compensation for their services other than their regular salaries, may solicit and tabulate proxies. We have retained D.F.
King & Co. to assist in the solicitation of proxies with respect to our common stock held of record by brokers, nominees and institutions. The estimated cost of the services of D.F. King & Co. is $9,000, plus expenses.

STOCKHOLDER PROPOSALS FOR 2003 ANNUAL MEETING

    For any proposal to be considered for inclusion in our proxy statement and form of proxy for submission to the stockholders at our 2003 Annual Meeting, it must comply with the requirements of Rule 14a-8 under the Securities Exchange Act of 1934 and be submitted in writing by notice delivered or mailed by first-class United States mail, postage prepaid, to the Corporate Secretary, Harrah's Entertainment, Inc., One Harrah's Court, Las Vegas, Nevada 89119, and must be received no later than November 15, 2002. In addition, our Bylaws provide for notice procedures to recommend a person for nomination as a director and to propose business to be considered by stockholders at a meeting. The Company will have discretionary authority to vote shares under proxies we solicit concerning matters of which we did not have notice by a certain date, and, to the extent permitted by law, on any other business that may properly come before the Annual Meeting and any adjournments. Pursuant to our bylaws, that notice date for our Company's 2003 Annual Meeting of Stockholders is currently March 2, 2003. The chairman of the meeting may refuse to acknowledge the introduction of any stockholder proposal not made in compliance with the foregoing procedures.

                                          By Direction of the Board of Directors

                                          [LOGO]

                                          Brad L. Kerby
                                          CORPORATE SECRETARY

Las Vegas, Nevada
March 8, 2002

                                                                         ANNEX A

                            AUDIT COMMITTEE CHARTER

COMPOSITION

    The Audit Committee shall be composed of not less than three Directors, each of whom, in the judgement of the Board of Directors, is independent and financially literate and at least one of whom has accounting or related financial management expertise. Furthermore, the Audit Committee may not include a Director if a member of Harrah's management sits on the Compensation Committee or similar committee of the Director's company.

FUNCTIONS

    The functions of the Audit Committee are to:

1. Review the adequacy of the outside and inside auditing and control systems and procedures.

2. Review the Company's financial and accounting policies and disclosures and approve changes therein.

3. Review the year-end financial statements to be included in the Annual Report on Form 10-K with management and the independent public accountants.

3. Discuss the effects of significant events, transactions and changes in accounting estimates, which were considered by the independent public accountants in performing the quarterly reviews and have affected the quality of Harrah's financial reporting.

4.  Review the financial reports published.

DUTIES

1. As related to the Company's independent public accountants, who are ultimately accountable to the Board of Directors and the Audit Committee:

    Evaluate the independent public accountants and make recommendations to the Board to nominate the independent public accountants for proposal for shareholder approval in the annual proxy statement and, when appropriate, make recommendations to the Board to replace the independent public accountants.

    Approve the key engagement partners of the independent public accountants.

    Approve the overall scope of the independent public accountants' audit.

    Review the results of the audit with emphasis on the following:

    - The independent public accountants' opinion of the Company's internal controls.

    - The independent public accountants' opinion as to the qualifications of financial and control personnel.

    Discuss the independent public accountants' judgments about the quality, not just acceptability, of the application of accounting principles used and significant judgments affecting the financial statements.

    Ensure that the independent public accountants prepare and deliver, at least annually, a written statement delineating all relationships between them and the Company, consistent with Independence Standards Board Standard 1.

    Actively engage in a dialogue with the independent public accountants with respect to any disclosed relationships or services that, in the view of the Audit Committee, may impact the objectivity and independence of the independent public accountant.

    Review the independent public accountants' fees.

    Meet periodically with the independent public accountants without management present.

2.  As related to the internal auditors:

    Approve overall scope of the internal audit program.

    Review the internal auditors' annual and interim reports to the Committee.

    Review internal controls.

    Meet periodically with the internal auditor without management present.

3.  Other duties:

    Provide a report of the Audit Committee's findings that result from its financial reporting oversight responsibilities. This report is to be included in the Company's proxy statement each year.

    Meet with the financial and control officers of the Company or any other persons it deems necessary or appropriate in discharging its duties. The Committee shall have direct access to all such persons, including the internal auditors, with and without management present.

    Review the Audit Committee Charter on an annual basis.

    Report findings to the full Board of Directors.

LIMITATION OF DUTIES

    The Audit Committee's responsibility is oversight. Management of the Company has the responsibility for the Company's financial statements as well as the Company's financial reporting process, principles and internal controls. The independent public accountants are responsible for performing an audit of the Company's annual financial statements, expressing an opinion as to the conformity of such annual financial statements with generally accepted accounting principles, reviewing the Company's quarterly financial statements and other procedures. It is recognized that it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company's financial statements fairly present the Company's financial position and results of operation and are in accordance with generally accepted accounting principles and applicable laws and regulations. Each member of the Audit Committee shall be entitled to rely on (i) the integrity of those persons within the Company and of the professionals and experts (such as the independent public accountants) from which it receives information, (ii) the accuracy of the financial and other information provided to the Audit Committee by such persons, professionals or experts absent actual knowledge to the contrary and (iii) representations made by management or the external auditor as to any information technology services of the type described in Rule 2-01(c)(4)(ii) of Regulation S-X and other non-audit services provided by the Company's independent public accountants. In carrying out its responsibilities, the Audit Committee believes its policies and procedures should remain flexible to best react to a changing environment.

                                     [LOGO]

                       [HARRAH'S ENTERTAINMENT, INC. LOGO]


                          Harrah's Entertainment, Inc.
                         Annual Meeting of Stockholders
                            May 2, 2002 at 11:00 a.m.

                               Masquerade Showroom
                          Rio All-Suite Hotel & Casino
                             3700 West Flamingo Road
                                Las Vegas, Nevada

             A limited number of rooms have been reserved at the Rio for our stockholders attending the 2002 Annual Meeting.
                       These rooms may be reserved through
                       April 30, subject to availability.
                      For reservations call (888) 746-7153

       If you have chosen to view our proxy statements and annual reports over the Internet instead of receiving paper copies in the mail, you can access our proxy statement and 2001 annual report electronically at our web site, http://investor.harrahs.com/annual.cfm

--------------------------------------------------------------------------------
                          HARRAH'S ENTERTAINMENT, INC.

           PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR ANNUAL MEETING
                     OF STOCKHOLDERS TO BE HELD MAY 2, 2002

      The undersigned hereby appoints Philip G. Satre, Gary W. Loveman, and Brad
L. Kerby, and each of them, and his or her attorneys and agents, with full power of substitution, to vote as proxy for the undersigned at the Annual Meeting of Stockholders of Harrah's Entertainment, Inc. (the "Company") to be held on May 2, 2002 at 11:00 a.m. in the Masquerade Showroom, Rio All-Suite Hotel & Casino, 3700 West Flamingo Road, Las Vegas, Nevada, and at any adjournment or postponement thereof, according to the number of votes the undersigned would be entitled to vote if personally present on the proposals set forth on the reverse side of this card (and as more particularly set forth in the Notice of Meeting enclosed herewith) and in accordance with their discretion on any other matters that may properly come before the meeting or any adjournment or postponement thereof. This proxy also constitutes confidential voting instructions for the use of participants in the Company's Stock Fund of the Company's Savings and Retirement Plan.

      All shares of the Company's Common Stock that are represented at the Annual Meeting by properly executed proxies received prior to or at the Annual Meeting and not revoked will be voted at the Annual Meeting in accordance with the instructions indicated on the reverse side of this card. If no instructions for a proposal are indicated on an executed Proxy Card, such proxies will be voted in accordance with the recommendation of the Board of Directors as set forth herein with respect to such proposal.

      To ensure timely receipt of your
vote and to help the Company reduce
costs, you are encouraged to submit your
voting instruction over the Internet or
by telephone - simply follow the                   HARRAH'S ENTERTAINMENT, INC.
instruction on the reverse side of this            P.O. BOX 11025
card. If you choose to submit your voting          NEW YORK, N.Y. 10203-0025
instruction by mail, just mark, sign
and date this proxy card on the reverse
side and return it in the envelope provided.

                      PLEASE SIGN AND DATE ON REVERSE SIDE

--------------------------------------------------------------------------------

          HARRAH'S
       ENTERTAINMENT                                       3 EASY WAYS TO VOTE YOUR PROXY
           INC.

          INTERNET                                             TELEPHONE                                   MAIL
          --------                                             ---------                                   ----

https://www.proxyvotenow.com/het                            1-866-358-4701
Enter the Control Number printed in the           Enter the Control Number printed in          Just mark, sign and date the attached
box below and proceed as directed                 the box below and proceed as directed        proxy card and return it in the
                                          OR      (Note: You must use a touch-tone        OR   envelope provided.
                                                  telephone. There is NO CHARGE for
                                                  this call.)
                                                                                     NOTE: IF YOU VOTE BY INTERNET OR TELEPHONE, YOU
                                                                                     DO NOT NEED TO MAIL IN YOUR PROXYCARD. INTERNET
                                                                                     AND TELEPHONE VOTING ARE AVAILABLE 24 HOURS A
                                                                                     DAY, 7 DAYS A WEEK.








                                                                                     -----------------------------------------------


                                                                                                   CONTROL NUMBER FOR
                                                                                              TELEPHONE OR INTERNET VOTING
                                                                                     -----------------------------------------------

1-866-358-4701
CALL TOLL-FREE TO VOTE
                                  DETACH PROXY CARD HERE IF YOU ARE NOT VOTING BY TELEPHONE OR INTERNET
------------------------------------------------------------------------------------------------------------------------------------

/ / PLEASE SIGN, DATE AND              /X/
    MAIL THIS PROXY CARD     VOTES MUST BE INDICATED
    PROMPTLY USING THE       (X) IN BLACK OR BLUE INK.
    ENCLOSED ENVELOPE.

    THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR:

    1. Election of Class III directors for three-year terms expiring at the 2005 Annual Meeting.

      FOR            WITHHOLD
      ALL    / /     FOR ALL   / /      EXCEPTIONS   / /


      Nominees: 01 - Barbara T. Alexander and 02 - Robert G. Miller
      (INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE,
      MARK THE "EXCEPTIONS" BOX AND WRITE THAT NOMINEE'S NAME IN THE SPACE
      PROVIDED BELOW. IF AUTHORITY TO VOTE FOR ANY NOMINEE IS NOT WITHHELD, THIS
      SIGNED PROXY WILL BE DEEMED TO GRANT AUTHORITY TO VOTE FOR THE NOMINEE.)

      *Exceptions _______________________________________________________________________________________
                                                                     FOR        AGAINST      ABSTAIN

      2.    Ratification of the appointment of Arthur                / /          / /          / /
            Andersen LLP as independent public accountants
            for the Company for the 2002 calendar year.


IF YOU PLAN TO ATTEND THE ANNUAL MEETING OF STOCKHOLDERS, PLEASE
MARK THE FOLLOWING BOX AND PROMPTLY RETURN THIS PROXY CARD.               / /

IF YOU REQUEST TO ACCESS FUTURE PROXY STATEMENTS AND ANNUAL REPORTS
ELECTRONICALLY, AND AGREE TO DO SO, PLEASE MARK THIS BOX.                 / /


To change your address, please mark this box                              / /



-----------------------------------------
S  C  A  N     L  I  N  E
-----------------------------------------
Signatures of stockholders should correspond exactly with the names shown on the
Proxy Card. Attorneys, trustees, executors, administrators, guardians and others signing in a representative capacity should designate their full titles. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.
Joint owners should both sign.

Date             Share Owner sign here              Co-Owner sign here


---------------  ---------------------------------  ----------------------------